BLUE CALYPSO ANNOUNCES EXECUTIVE RETIREMENT

DALLAS, TX – 8/21/14 – Blue Calypso, Inc. (OTCBB: BCYP), a developer of digital innovation products and services, announced today that CFO David Polster is retiring from the company effective August 15, 2014. The company has hired Chris Fameree as his successor.

“I want to thank David for his commitment to Blue Calypso and helping us out through the early stages of public ownership,” said Bill Ogle, CEO Blue Calypso. “David has been a valuable business partner and has been instrumental in helping position the company for the future.”

At age 61, Mr. Polster has over 30 years of senior level controllership, finance and M&A experience.  He is retiring from corporate leadership to spend time as adjunct professor in accounting as well as to pursue community service interests.

Chris Fameree Hired as CFO

Following the announcement of Polster’s retirement, Chris Fameree was hired as the CFO. Chris has been working with Blue Calypso in a controller capacity for the last two years. He is currently a founding member of Assure Professional (Assure) with 10+ years of combined public accounting and industry experience. Chris is a licensed CPA and has lead and participated in numerous Fortune 500 engagements at both Cherry Bekaert (CB&H) as well as PricewaterhouseCoopers.

About Blue Calypso, Inc.

Blue Calypso, Inc. (OTCBB: BCYP) develops digital innovation products and services for the social media marketplace using its patented IP portfolio. The company enables businesses to employ digital advertising to share and socialize brand content as well as track performance, monitor engagements and gather robust analytics – all at lower costs than traditional marketing. Already, Blue Calypso has attracted several large, well-known consumer-facing companies in automotive, retail, travel and consumer goods. Blue Calypso licenses its IP in addition to offering digital innovation services through Blue Calypso Labs and solutions including SocialEcho™, DashTAGG®, and MobileADvantage™. For more about the company please visit www.bluecalypso.com.

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